                                  Exhibit 11
                        AIRGAS, INC. AND SUBSIDIARIES
                       EARNINGS PER SHARE CALCULATIONS
              For the Years Ended March 31, 1998, 1997 and 1996



                                          Years Ended March 31,
                                  ____________________________________________
                                    1998          1997         1996
                                   _______        _______      _______

Weighted Average Shares Outstanding:
___________________________________

Basic shares outstanding        68,660,000      65,875,000    62,820,000

Net common stock equivalents     2,140,000       2,765,000     3,020,000
                                __________      __________    __________

Diluted shares outstanding      70,800,000      68,640,000    65,840,000
                                ==========      ==========    ==========

Net earnings                   $40,540,000     $23,266,000   $39,720,000
                                ==========      ==========    ==========

Basic earnings per share       $       .59     $       .35   $       .63
                                ==========      ==========    ==========

Diluted earnings per share     $       .57     $       .34   $       .60
                                ==========      ==========    ==========



















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